Form 10-Q
Second Quarter 2003

Exhibit (10)(b)

Amendments to the CTS Corporation Salaried Employees' Pension Plan now known as the
CTS Corporation Pension Plan

Effective December 31, 2002, Section 1.1 of the Plan is amended in its entirety as follows:

“1.1 Establishment of the Plan.

A. On August 13, 1957, CTS Corporation established a pension plan, which as amended from time to time, was known as the “CTS Corporation Salaried Employees’ Pension Plan” (hereinafter referred to as the “Plan”).

B. The Company also maintained the CTS Corporation Retirement Plan as adopted by the Resistor Network Division (the “Resistor Network Division Plan”) and the CTS Corporation Retirement Plan, as adopted by the Asheville Division, Electromechanical Group (the “Asheville Division Plan”). The Resistor Network Division Plan and the Asheville Division Plan were merged into the Plan as of December 31, 2002. The assets and liabilities of the Resistor Network Division Plan and the Asheville Division Plan were transferred to and became part of this Plan at such time. The post-merger surviving plan was renamed the CTS Corporation Pension Plan (the “Plan,” effective December 31, 2002), and applies to certain salaried and hourly employees who satisfy the requirements for participation.

Effective as of the December 31, 2002 merger, the Plan document contains new Appendix C, which is the prior Resistor Network Division Plan document and represents a complete set of provisions applicable to employees and participants to which Appendix C applies. Also effective as of the December 31, 2002 merger, the Plan document contains a new Appendix D, which is the prior Asheville Division Plan document and represents a complete set of provisions applicable to employees and participants to which Appendix D applies.

Notwithstanding the foregoing, effective as of the December 31, 2002 merger, the Plan contained in this document and Appendix C and Appendix D is intended to be a “single plan” as such term is defined IRS regulation section 1.414(l)-1(b)(1). All of the assets of the Plan shall be available to provide benefits under the Plan. In the discretion of the Administrator, separate accounting may be maintained for various divisions of the Company participating in the Plan for purposes of cost allocation, but separate accounting shall not be maintained for purposes of providing benefits under the Plan.”

Effective December 31, 2002, Section 1.4 is added to the Plan as follows:

“1.4 Appendices to the Plan.

A. Effective December 31, 2002, the Plan document shall contain Appendix C which shall consist of the prior plan document for the Resistor Network Division Plan (as amended and restated effective December 8, 1994 and most recently dated June 12, 2002). Appendix C shall represent a complete set of provisions for employees and participants to which the Appendix applies.

B. Effective December 31, 2002, the Plan document shall contain Appendix D which shall consist of the prior plan document for the Asheville Division Plan (as amended and restated effective December 8, 1994 and most recently dated June 12, 2002). Appendix D shall represent a complete set of provisions for employees and participants to which the Appendix applies.”

Effective July 1, 2002, Section 6.14 of the Plan is hereby deleted in its entirety and the following is substituted in lieu thereof:

“6.14 Minimum Benefit Accrual. The Annual Retirement Benefit of each Participant who is an Employee at any time on or after July 1, 1996 and who is neither a Highly Compensated Employee nor a Transferred Participant listed in Exhibit B-E1 of Appendix B will be the greater of: (1) $400.00 or (2) such Participant’s Annual Retirement Benefit under the Plan. For each Participant who is an Employee at any time on or after July 1, 2002 and who is neither a Highly Compensated Employee nor a Transferred Participant listed in Exhibit B-E1 of Appendix B, the amount in Section 6.14(1) shall be increased to $600.00.”